Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of May 21, 2008, is entered into by and among Merge Healthcare Incorporated, a Wisconsin corporation (“Parent”) and its subsidiaries listed on the Schedule of Companies (together with Parent, each a “Company” and collectively, the “Companies”), and Merrick RIS, LLC, a Delaware limited liability company (“Buyer”).
     WHEREAS:
     A. Each of the Companies and Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Regulation D (“Regulation D”) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.
     B. The Companies have authorized a new series of senior secured term notes of the Companies (the “Term Notes”).
     C. Buyer wishes to purchase, and the Companies wish to sell, upon the terms and conditions stated in this Agreement, $15,000,000 in principal amount of Term Notes, in substantially the form attached hereto as Exhibit A.
     D. In connection with the sale of the Term Notes, and as an inducement to Buyer to purchase the Securities (as defined below), Parent wishes to issue to Buyer at Closing, upon the terms and conditions stated in this Agreement, 6,800,000 shares (the “Note Shares”) of common stock, par value $0.01 per share, of Parent (or any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock) (the “Common Stock”).
     E. In addition to the Term Notes and the Note Shares, at the Closing the Parent will issue and the Buyer will purchase up to an additional 14,285,715 shares of Common Stock at a price per share of $0.35 (the “Purchased Shares” and, together with the Note Shares, the “Shares”).;
     F. At the Closing, Parent and Buyer shall execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which Parent will provide certain registration rights with respect to the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.
     G. At the Closing, the Companies and Buyer will execute and deliver a Pledge and Security Agreement (US), substantially in the form attached hereto as Exhibit C-1 (the “Security Agreement (US)”) and a Pledge and Security Agreement (Canada) substantially in the form attached hereto as Exhibit C-2 (the “Canadian Security Agreement”, and together with the Security Agreement (US), the “Security Agreement”), pursuant to which the assets and shares of the Companies will be pledged as Collateral (as defined in the Term Notes) to secure the Term Notes.

     H. Contemporaneously with the execution and delivery of this Agreement, the Companies and Buyer are executing and delivering a Fee Letter, substantially in the form attached hereto as Exhibit D (the “Fee Letter”), pursuant to which the Companies shall pay and reimburse Buyer for fees and expenses incurred in connection with the transactions contemplated hereunder.
     I. On the date hereof, the Buyer and the Company have entered into an Escrow Agreement (the “Escrow Agreement”) with SunTrust Bank, pursuant to which the Buyer has made a good faith deposit of $1,000,000 (the “Escrow Amount”), which Escrow Amount shall be released from such escrow in accordance with the terms of Section 1 hereof or upon termination of this Agreement, upon the terms set forth in such Escrow Agreement.
     J. The Term Notes and the Shares are collectively referred to herein as the “Securities”.
     NOW, THEREFORE, each Company and Buyer hereby agree as follows:
     1. PURCHASE AND SALE OF NOTES AND SHARES.
          Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, in consideration for Buyer’s payment of the Purchase Price (as defined below) (i) the Companies shall issue and sell to Buyer, and Buyer agrees to purchase from the Companies on the Closing Date (as defined below), the Term Notes and a number of Purchased Shares equal to 14,285,714 and (ii) Parent shall issue to Buyer on the Closing Date the Shares. The closing (the “Closing”) of the purchase of such Securities by Buyer shall occur at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Chicago time, on the date which is one business day after the satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below other than conditions which by their terms are to be satisfied at the Closing, which shall be satisfied at the Closing (in each case, or such later date as is mutually agreed to by the Companies and Buyer). The aggregate purchase price (the “Purchase Price”) of the Term Notes and Shares to be purchased by Buyer at the Closing shall be equal to $20,000,000. On the Closing Date, (i) Buyer shall pay the Purchase Price less the amount set forth in the Fee Letter less $1,000,000 to the Companies for the Term Notes and Shares to be issued and sold to Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Companies’ written wire instructions, (ii) the Escrow Agent shall be instructed by the parties to release the Escrow Amount to the Companies, and (iii) the Companies shall deliver to Buyer (A) the Term Notes (in the denominations as Buyer shall have requested prior to the Closing) which Buyer is purchasing, duly executed on behalf of the Companies and registered in the name of Buyer or its designee and (B) certificates or evidence of electronic registration with Parent’s transfer agent representing the Shares (in the denominations as Buyer shall have requested prior to the Closing) which Buyer is purchasing, duly executed on behalf of Parent and registered in the name of Buyer or its designee.

     2. BUYER’S REPRESENTATIONS AND WARRANTIES.
          Buyer represents and warrants that:
          (a) No Public Sale or Distribution. Buyer is acquiring the Term Notes and the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the 1933 Act, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Buyer is acquiring the Securities hereunder in the ordinary course of its business. Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.
          (b) Investor Status. Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.
          (c) Reliance on Exemptions. Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Companies are relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Securities.
          (d) Information. Buyer and its advisors, if any, have been furnished with materials relating to the business, finances and operations of the Companies and materials relating to the offer and sale of the Securities that have been requested by Buyer and that Buyer deems necessary to make its decision to purchase the Securities. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Companies (and have received satisfactory answers thereto), as they deemed necessary in connection with the decision to purchase the Securities. Buyer is a sophisticated institutional investor and has substantial knowledge and experience in financial and business matters and expertise in assessing credit risk. Buyer is capable of evaluating the merits, risks and suitability of investing in the Securities. Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Buyer understands that nothing in this Agreement, Parent’s public filings with the SEC or any other materials presented to Buyer in connection with the purchase and sale of the Securities constitutes accounting, legal, tax or investment advice. Buyer has sought such accounting, legal, tax and investment advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Buyer acknowledges that Parent’s common stock is currently listed on The NASDAQ Global Market (the “Principal Market”) and Parent is required to file reports containing certain business and financial information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and that it is able to obtain copies of such reports.

          (e) No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
          (f) Transfer or Resale. Buyer understands that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to the Companies an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Buyer provides the Companies with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or, in each case, a successor rule thereto); provided, however, that the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Buyer when effecting a pledge of Securities shall not be required to provide the Companies with any notice thereof or otherwise make any delivery to the Companies pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).
          (g) Legends. Buyer understands that the certificates or other instruments representing the Term Notes and, until removed in accordance with the Registration Rights Agreement, the certificates representing the Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Companies or Parent, as applicable, shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) such Securities are sold, assigned or transferred pursuant to Rule 144, or such holder provides the Companies or Parent, as applicable, with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144.
          (h) Residency. Buyer is a resident of Delaware.
          (i) Beneficial Ownership. Assuming the capitalization of Parent set forth in its most recent SEC Documents, Buyer, together with its “affiliates” and “associates” (each as defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) and “associates” of its “affiliates”, was immediately prior to the purchase of the Securities hereunder the beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of no shares of Common Stock and will be the beneficial owner of not more than 38% of the outstanding shares of Common Stock after giving effect to the purchase of the Securities hereunder.
          (j) Organization; Validity and Enforceability. Buyer is a Delaware limited liability company duly organized and validly existing in good standing under the laws of Delaware, and has the requisite power and authority to enter into and perform its obligations under the Transaction Documents. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer, and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
          (k) Financing. On the date hereof Buyer has and, on the Closing Date, Buyer shall have all funds necessary to pay the Purchase Price less the Escrow Amount.
     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES.
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Companies jointly and severally represents and warrants to Buyer that each and all of the following representations and warranties (as modified by the disclosure schedules delivered to Buyer contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct as of the date hereof and as of the Closing Date. The Schedules shall be arranged by the Companies in paragraphs corresponding to the sections and subsections contained in this Section 3.
          (a) Organization and Qualification. The Companies and each of their respective direct and indirect subsidiaries, all of which are set forth on Schedule 3(a) (each a “Subsidiary”) are entities duly organized and validly existing in good standing or otherwise under the laws of the jurisdiction in which they are formed, incorporated or amalgamated, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Companies and each of their Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Companies and their Subsidiaries, taken as whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of each of the Companies to perform its obligations under the Transaction Documents. Except as set forth on Schedule 3(a), (i) the Companies have no subsidiaries and (ii) all capital stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by Parent.
          (b) Authorization; Enforcement; Validity. Each of the Companies has the requisite power and authority to enter into and perform its obligations under this Agreement, the Term Notes, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(c)), the Security Agreements, the Escrow Agreement, the Fee Letter and each of the other agreements entered into by such party in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Companies have been duly authorized by each of the Companies’ respective boards of directors (or other governing body) and the consummation by the Companies of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Term Notes by the Companies and the issuance of the Shares by Parent, have been duly authorized by the Companies’ boards of directors (or other governing body) and Parent’s Board of Directors, as applicable, and (other than (i) as may be required by federal securities laws with respect to Parent’s obligations under the Registration Rights Agreement; (ii) the filing with the SEC of one or more Current Reports on Form 8-K with respect to the transactions contemplated by the Transaction Documents and compliance with the disclosure requirements of Item 701 of SEC Regulation S-K; (iii) filings under state securities or “blue sky” laws; (iv) the filing with the SEC of a Form D; (v) the filings and other actions necessary to perfect any liens granted pursuant to the Security Documents (as defined in the Term Notes); (vi) the issuance in Canada and filing with the Canadian securities regulatory authorities of a news release; and (vii) the filing with the Principal Market of a Notification Form for Listing of Additional Shares and the letter dated May 20, 2008 from the Principal Market relating to the Financial Viability Exception), no further filing, consent, or authorization is required by any Company, its board of directors (or other governing body) or its stockholders, except for filings required to be made by Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Companies party thereto, and constitute the legal, valid and binding obligations of each of the Companies party thereto, enforceable against each of such Companies in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
          (c) Issuance of Securities. The Term Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. The Shares are duly authorized, validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth in this Agreement (including but not limited to Section 2(c)), the issuance by the Companies of the Term Notes and the issuance by Parent of the Shares is exempt from registration under the 1933 Act.
          (d) No Conflicts. Except as set forth on Schedule 3(d), the execution, delivery and performance of the Transaction Documents by the Companies party thereto and the consummation by the Companies of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Term Notes and the Shares) will not (i) result in a violation of any Company’s certificate or articles of incorporation or amalgamation or bylaws or other governing documents, or the terms of any capital stock or other equity interests of Parent or any of its Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which Parent or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and the rules and regulations of the Principal Market) applicable to Parent or any of the Subsidiaries or by which any property or asset of Parent or any of the Subsidiaries is bound or affected.
          (e) Consents. No Company or Subsidiary is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than (i) as may be required by federal securities laws with respect to Parent’s obligations under the Registration Rights Agreement; (ii) the filing with the SEC of one or more Current Reports on Form 8-K with respect to the transactions contemplated by the Transaction Documents and compliance with the disclosure requirements of Item 701 of SEC Regulation S-K; (iii) the filing with the Principal Market of a Notification Form for Listing of Additional Shares and the letter dated May 20, 2008 from the Principal Market regarding the Financial Viability Exception; (iv) filings under state securities or “blue sky” laws; (v) the filing with the SEC of a Form D; (vi) the filings and other actions necessary to perfect any liens granted pursuant to the Security Documents (as defined in the Term Notes); and (vii) as set forth on Schedule 3(e)). All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations which the Companies or any Subsidiary are required to obtain on or prior to the Closing Date pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and each Company is unaware of any facts or circumstances which might prevent any of the Companies from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Except as set forth on Schedule 3(e), Parent is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

          (f) Acknowledgment Regarding Buyer’s Purchase of Securities. Each of the Companies acknowledges and agrees that Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that Buyer is not (i) an officer or director of any Company, (ii) an “affiliate” of any Company (as defined in Rule 144) or (iii) to the knowledge of the Companies, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the 1934 Act). Each of the Companies further acknowledges that Buyer is not acting as a financial advisor or fiduciary of any Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Buyer’s purchase of the Securities. Each of the Companies further represents to Buyer that each Company’s decisions to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Companies and their respective representatives.
          (g) No General Solicitation; Placement Agent’s Fees. None of the Companies or Subsidiaries, nor any of their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Parent shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by Buyer or their investment advisors) relating to or arising out of the transactions contemplated hereby. Parent shall pay, and hold Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. Except as set forth on Schedule 3(g), no Company has engaged any placement agent or other agent in connection with the sale of the Securities.
          (h) No Integrated Offering. None of the Companies or Subsidiaries, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by any of the Companies for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of Parent or any other Company are listed or designated. None of the Companies or Subsidiaries, or any of their affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings. Except as set forth on Schedule 3(h), none of the Companies has a registration statement pending before the SEC or currently under the SEC’s review.
          (i) U.S. Real Property Holding Corporation. None of the Companies or Subsidiaries is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Companies will so certify upon the request of Buyer.

          (j) Application of Takeover Protections; Rights Agreement. To the extent legally permissible, each of the Companies and Subsidiaries and its respective board of directors (or other governing body) has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under each Company’s and Subsidiary’s certificate or articles of incorporation (or other governing documents) or the laws of the jurisdiction of its incorporation or formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, each Company’s issuance of the Term Notes, Parent’s issuance of the Shares and Buyer’s ownership of the Securities. Parent has amended its shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of up to 40% of the issued and outstanding Common Stock of Parent as such provisions may relate to Buyer.
          (k) SEC Documents; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the Closing Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Except as set forth on Schedule 3(k), as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As amended or supplemented, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. As amended or supplemented, such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (l) Absence of Certain Changes. Except as disclosed in Schedule 3(l), since December 31, 2007 (the “Diligence Date”), there has been no material adverse change and no material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of Parent and the Subsidiaries, taken as a whole, or the Cedara software business, taken as a whole, or Cedara Software Services (India) Private Limited. Except as disclosed in Schedule 3(l), since the Diligence Date, Parent has not (i) declared or paid any dividends, (ii) sold any assets other than in the ordinary course of its business or (iii) had capital expenditures, individually or in the aggregate, in excess of $50,000. None of the Companies or Subsidiaries has made any filing or in any way sought protection or, assuming the transactions contemplated hereby occur, has any present intention of filing pursuant to any bankruptcy law nor does any of the Companies or Subsidiaries have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings. Parent and the Subsidiaries on a consolidated basis do not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt. Parent and the Subsidiaries on a consolidated basis, as of the Closing Date, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means, with respect to Parent and the Subsidiaries, taken as a whole (i) the present fair saleable value of their assets is less than the amount required to pay their total Indebtedness (as defined in Section 3(s)), as applicable, (ii) such companies are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such companies intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature or (iv) such companies have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.
          (m) No Undisclosed Events, Liabilities, Developments or Circumstances. Since December 31, 2007, except for the transactions contemplated by the Transaction Documents and except as set forth on Schedule 3(m), no event, liability, development or circumstance has occurred or exists, or is currently contemplated as reasonably likely to occur following the Closing Date with respect to any of the Companies or their respective Subsidiaries, business, properties, prospects, operations or financial condition, that would be required to be disclosed by Parent under applicable securities laws on a Current Report on Form 8-K which has not been publicly announced.
          (n) Conduct of Business; Regulatory Permits. None of the Companies nor any Subsidiary is in violation of any term of or in default under its certificate or articles of incorporation or amalgamation or bylaws or other governing documents. Except as set forth on Schedule 3(n), none of the Companies nor any Subsidiary is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to any of the Companies or any Subsidiary and, in the case of Company Exchange Co., including, the Toronto Stock Exchange. Without limiting the generality of the foregoing, except as set forth on Schedule 3(n), Parent is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the one (1) year period prior to the Closing Date, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except as set forth on Schedule 3(n), Parent has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. Each of the Companies and each Subsidiary possesses all consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses and none of the Companies nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits.

          (o) Foreign Corrupt Practices. Except as set forth on Schedule 3(o), none of the Companies nor any Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of any of the Companies or any Subsidiary has, in the course of its actions for, or on behalf of, any of the Companies or Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          (p) Sarbanes-Oxley Act. Parent is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the Closing Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the Closing Date, except where the failure to be in compliance would not have a Material Adverse Effect.
          (q) Transactions With Affiliates. Except as set forth on Schedule 3(q), none of the officers, directors or employees of any of the Companies or any of the Subsidiaries is presently a party to any transaction with any of the Companies of any of the Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Companies, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.
          (r) Equity Capitalization. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) of which 1,000,000 shares are designated Series A preferred stock, 1,000,000 shares are designated Series B Junior Participating Stock, one share is designated Special Voting preferred stock, one share is designated Series 2 Special Voting preferred stock, and one share is designated Series 3 Special Voting preferred stock. As of the date of this Agreement, (i) 34,030,195 shares of Common Stock are issued and outstanding (all of which are validly issued, fully paid and nonassessable) of which 1,792,495 are Restricted Shares, (ii) other than one share of Series 3 Special Voting preferred stock, no shares of Preferred Stock are issued and outstanding, (iii) no shares of Common Stock or Preferred Stock are held in the treasury of the Company, (iv) 12,115,826 shares of Common Stock were reserved for issuance pursuant to the Stock Plans, (v) 1,688,475 shares of Common Stock are reserved for issuance pursuant to the terms and conditions applicable to the Exchangeable Shares, (vi) 1,000,000 shares of Common Stock are reserved for issuance pursuant to the terms of the Series A preferred stock and (vii) 1,000,000 shares of Common Stock are reserved for issuance pursuant to the terms of the Series B Junior Participating Stock. The authorized share capital of Company ExchangeCo consists of unlimited common shares, preferred shares and Exchangeable Shares of which 697 common shares, no preferred shares and 13,210,154 Exchangeable Shares are issued and outstanding. Each of the above-mentioned outstanding Exchangeable Shares has been duly allotted and issued and is fully paid and non-assessable. There are no declared but unpaid dividends on any share of any class or series of capital stock of the Company or any Exchangeable Share. “Company ExchangeCo” is defined as Merge Cedara ExchangeCo Limited, an indirect subsidiary of the Company, organized under the laws of the Province of Ontario and “Exchangeable Shares” are those shares of capital stock of Company ExchangeCo issued under and with the rights defined in the Plan of Arrangement, the Support Agreement and the Voting and Exchange Agreement to which Company ExchangeCo is a party. The authorized shares or other equity interests of each Subsidiary, as well as the number of such shares or other equity interests of each Subsidiary issued and outstanding, as of the Closing Date are as set forth on the Schedule of Companies. All of such outstanding shares of capital stock or other equity interests of the Companies (other than Parent) and Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3(r): (i) none of any Company’s or any Subsidiary’s share capital or other equity interest is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by such Company or Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital or other equity interest of any of the Companies or Subsidiaries, or contracts, commitments, understandings or arrangements by which any of the Companies or Subsidiaries is or may become bound to issue additional share capital or other equity interest of such Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital or other equity interest of any of the Companies or Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of any of the Companies or Subsidiaries or by which any of the Companies or Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any of the Companies or Subsidiaries; (v) there are no agreements or arrangements under which any of the Companies or Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of any of the Companies or Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any of the Companies or Subsidiaries is or may become bound to redeem a security of any of the Companies; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) none of the Companies or Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) none of the Companies or Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Companies’ or Subsidiaries’ respective businesses. Schedule 3(r) contains true, correct and complete copies of (i) each Company’s or Subsidiary’s certificate or articles of incorporation or amalgamation (or other applicable governing document), as amended and as in effect on the Closing Date, (ii) each Company’s or Subsidiary’s bylaws, as amended and as in effect on the Closing Date (or other applicable governing document), and (iii) the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

          (s) Indebtedness and Other Contracts. Except as disclosed on Schedule 3(s), none of Parent or any Subsidiary (i) has any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of Parent’s officers, has or is expected to have a Material Adverse Effect, except as otherwise disclosed in Schedule 3(s). For purposes of this Agreement: (w) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (I) banker’s acceptances; (J) the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; (K) Hedging Obligations; and (L) if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of any of the Companies or Subsidiaries prepared in accordance with generally accepted accounting principles. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any assets of any of the Companies or the Subsidiaries (whether or not such Indebtedness is assumed by the Companies or such Subsidiaries) and, to the extent not otherwise included, the guarantee by any of the Companies or any Subsidiaries of any Indebtedness of any other Person. (x) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (y) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof, and (z) “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
          (t) Absence of Litigation. Except as set forth in Schedule 3(t), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including, without limitation, the SEC), self-regulatory organization or body pending or, to the knowledge of any Company or Subsidiary, threatened against or affecting any Company or any Subsidiary, the Common Stock or any of the Companies’ or the Subsidiaries’ officers or directors which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.
          (u) Insurance. Except as set forth in Schedule 3(u), each of the Companies and each of the Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Companies believes to be prudent and customary in the businesses in which the Companies and the Subsidiaries are engaged. None of the Companies nor any of the Subsidiaries has been refused any insurance coverage sought or applied for and none of the Companies nor any of the Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
          (v) Employee Relations. None of the Companies nor any Subsidiary is a party to any collective bargaining agreement or employs any member of a union. Each of the Companies and each Subsidiary believes that its relations with its employees are good. No executive officer of any of the Companies nor any Subsidiary has notified such company that such officer intends to leave such company or otherwise terminate such officer’s employment with such company. No executive officer of any of the Companies, to the knowledge of the Companies or any of the Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Companies and each Subsidiary is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (w) Title. Each of the Companies and each Subsidiary has good and marketable title to all real property and good and marketable title to all personal property owned by it which is material to its respective businesses, in each case free and clear of all liens, encumbrances and defects except as set forth on Schedule 3(w) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Companies and their Subsidiaries. Any real property and facilities held under lease by any of the Companies or any of the Subsidiaries are held by it under valid, subsisting and enforceable leases with such exceptions as are not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Companies or the Subsidiaries.
          (x) Intellectual Property Rights. Except as set forth on Schedule 3(x), each of the Companies and the Subsidiaries owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct its respective businesses as now conducted. No Company’s or Subsidiary’s Intellectual Property Rights have expired or terminated since December 31, 2007, or are expected to expire or terminate, within three years from the Closing Date. None of the Companies nor any of the Subsidiaries has any knowledge of any infringement by any of the Companies or Subsidiaries of Intellectual Property Rights of others. Except as set forth on Schedule 3(x), there is no claim, action or proceeding being made or brought, or to the knowledge of each of the Companies, being threatened, against any of the Companies or any of the Subsidiaries regarding its Intellectual Property Rights. Each of the Companies is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Companies and each of the Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.
          (y) Environmental Laws. Each of the Companies and each of the Subsidiaries (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, provincial, municipal, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
          (z) Subsidiary Rights. Except as set forth on Schedule 3(z), Parent or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries.
          (aa) Investment Company. None of the Companies or Subsidiaries is, or is an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          (bb) Tax Status. Except as set forth on Schedule 3(bb), each of the Companies and each of the Subsidiaries (i) has made or filed all foreign, federal, state, provincial and municipal income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 3(bb), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of each of the Companies and Subsidiaries know of no basis for any such claim.
          (cc) Internal Accounting and Disclosure Controls. Except as set forth on Schedule 3(cc), Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Except as set forth on Schedule 3(cc), Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is accumulated and communicated to Parent’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth on Schedule 3(cc), during the twelve months prior to the Closing Date, none of the Companies or Subsidiaries has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any of the Companies or Subsidiaries.
          (dd) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between any of the Companies or any of the Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.
          (ee) Ranking of Term Notes. No Indebtedness of any of the Companies or any of their Subsidiaries, will rank senior to the Term Notes in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.
          (ff) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to Buyer hereunder will be, or will have been, fully paid or provided for by the Companies, and all laws imposing such taxes will be or will have been complied with.
          (gg) Manipulation of Price; Securities.
                    (i) Neither any of the Companies nor any of the Subsidiaries, nor any officer, director or affiliate of any of the Companies or any of the Subsidiaries, and to each such Person’s knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent or any other Subsidiary to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (except for customary placement fees payable in connection with this transaction), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Parent or such Subsidiary (except for customary placement fees payable in connection with this transaction).
                    (ii) Since the Diligence Date, neither any officer or director of any of the Companies or any of the Subsidiaries, nor any affiliate of any officer or director of any of the Companies or any of the Subsidiaries or anyone acting on their behalf has sold, bid, purchased or traded in the Common Stock of Parent.
          (hh) Creation, Perfection, and Priority of Liens. The Security Documents are effective to create in favor of Buyer, for the benefit of Buyer, a legal, valid, binding, and enforceable security interest and Lien (as defined below), and a perfected first priority security interest and Lien (to the extent that the Security Agreement and Term Notes obligate each Company and each Subsidiary to provide such a perfected first priority security interest and Lien, and except to the extent Permitted Liens have priority), in the Collateral described therein as security for the obligations under the Term Notes to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law, and the State of Registration (as defined in the Term Notes), including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) or the personal property security act in effect in any applicable jurisdiction (“PPSA”). The term “Lien” shall mean any mortgage, lien, pledge, security interest, hypothec, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the UCC or PPSA (or equivalent statutes of any jurisdiction).
          (ii) Disclosure. Each of the Companies understands and confirms that Buyer will rely on the foregoing representations in effecting transactions in securities of the Companies. This Agreement together with the Transaction Documents, including the Schedules and Exhibits thereto, taken as a whole do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3(ii), each press release issued by Parent during the twelve (12) months preceding the Closing

Date did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Except for the transactions and other actions contemplated by the Transaction Documents, no event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed.
          (jj) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by any of the Companies or Subsidiaries to arise, between any of the Companies or Subsidiaries and the accountants and lawyers formerly or presently employed by any of the Companies or Subsidiaries which could affect the ability of any of the Companies or Subsidiaries to perform any of its obligations under any of the Transaction Documents, and each of the Companies or Subsidiaries is current with respect to any fees owed to its accountants and lawyers.
          (kk) Acknowledgement Regarding Buyer’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by Parent that Buyer has not been asked by Parent to agree, nor has any Buyer agreed, to, after the Closing, desist from purchasing or selling, long and/or short, securities of Parent, or “derivative” securities based on securities issued by Parent or to hold the Securities for any specified term. Parent acknowledges that such aforementioned activities do not constitute a breach of any of the Transaction Documents.
     4. COVENANTS.
          (a) Commercially Reasonable Efforts. Each party shall use commercially reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.
          (b) Form D and Blue Sky. The Companies agree to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. Each of the Companies shall, on or before the Closing Date, take such action as such Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Buyer on or prior to the Closing Date. Each of the Companies shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.
          (c) Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Shares and none of the Term Notes is outstanding (the “Reporting Period”), Parent shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and Parent shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.
          (d) Use of Proceeds. The Companies will use the proceeds from the sale of the Term Notes as set forth on Schedule 4(d) which shall include the payment of fees and expenses pursuant to the Fee Letter set forth as Exhibit D. Except as set forth on Schedule 4(d), no proceeds from the sale of Securities will be used to repay any Indebtedness.
          (e) Financial Information. Parent agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period: (i) unless filed or furnished with the SEC through EDGAR and available to the public through the EDGAR system, within one Business Day (“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed) after the filing thereof with the SEC, a copy of all Annual Reports on Form 10-K or 10-KSB, any interim reports or any consolidated balance sheets, income statements, stockholders’ equity statements and/or cash flow statements for any period other than an annual period, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act of Parent and (ii) copies of any notices and other information made available or given to the stockholders of Parent generally, contemporaneously with the making available or giving thereof to the stockholders.
          (f) Listing. To the extent Parent’s Registrable Securities (as defined in the Registration Rights Agreement) are listed upon a national securities exchange or automated quotation system that provides for the listing of securities, Parent shall promptly secure the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing, if any, of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. Parent shall maintain the Common Stock’s authorization for quotation on the Principal Market or an alternative trading market. Neither Parent nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. Parent shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).
          (g) Fees. Parent shall pay Buyer a transaction fee, which amounts, shall be withheld by Buyer from the purchase price paid by Buyer on the Closing Date, in accordance with the Fee Letter.
          (h) Pledge of Securities. Each of the Companies acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide any Company with any notice thereof or otherwise make any delivery to any Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof unless required in connection with the registration of the Securities or by applicable law. Each of the Companies hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.
          (i) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the second Business Day following the Closing Date, Parent shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents entered into on the Closing Date (including, without limitation, this Agreement (and all schedules to this Agreement), the form of Note, the Security Agreement, the Guarantees, and the Registration Rights Agreement) (including all attachments, the “8-K Filing”). Subject to the foregoing, neither any of the Companies nor Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that Parent shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided, that in the case of clause (i) Buyer shall be consulted by Parent in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of Buyer, none of the Companies shall disclose the name of Buyer or its affiliates in any filing, announcement, release or otherwise unless required by law.
          (j) Additional Issuances of Securities.
                    (i) For purposes of this Section 4(j), the following definitions shall apply.
                    (1) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock, including the Exchangeable Shares.
                    (2) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
                    (3) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.
                    (ii) From the date hereof until 90 days following the Effective Date (as defined in the Registration Rights Agreement), none of the Companies shall and shall prevent any Subsidiary from, directly or indirectly, file any registration statement with the SEC other than the Registration Statement (as defined in the Registration Rights Agreement) and one or more registration statements relating to the issuance of Common Stock in exchange for Exchangeable Shares.
                    (iii) So long as any Term Notes are outstanding, none of the Companies or any other Subsidiary shall, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that may be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents or debt securities (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) without the prior written consent of the holders of Term Notes representing not less than a majority of the aggregate principal amount of the Term Notes then outstanding (the “Required Holders”). In the event the Required Holders do consent to the Subsequent Placement, the offering Company shall first comply with this Section 4(j)(iii), as follows:
                    (1) Such Company shall deliver to each holder of a Term Note (a “Holder”) a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Holders an amount equal to 75% of the Offered Securities, allocated among such Holders (a) based on such Holder’s allocable pro rata portion of the aggregate principal amount of Term Notes outstanding at the time of the Offer, and (b) with respect to each Holder that elects to purchase its pro rata portion of such Offered Securities, any additional portion of the Offered Securities attributable to the pro rata portion of other Holders as such Holder shall indicate it will purchase or acquire should the other Holders subscribe for less than their pro rata portions (the “Undersubscription Amount”). For purposes of this Agreement, a Holder’s allocable pro rata portion of any Offered Securities shall be defined as the “Allocable Portion”.
                    (2) To accept an Offer, in whole or in part, such Holder must deliver a written notice to such Company prior to the end of the tenth Business Day after such Holder’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Holder’s Allocable Portion that such Holder elects to purchase and, if such Holder shall elect to purchase all of its Allocable Portion, the Undersubscription Amount, if any, that such Holder elects to purchase (in either case, the “Notice of Acceptance”). If the Allocable Portions subscribed for by all Holders are less than the total of all of the Allocable Portions, then each Holder who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Allocable Portions subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Allocable Portions and the Allocable Portions subscribed for (the “Available Undersubscription Amount”), each Holder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Allocable Portion of such Holder bears to the total Allocable Portions of all Holders that have subscribed for Undersubscription Amounts, subject to rounding by such Company to the extent its deems reasonably necessary.

                    (3) Such Company shall have fifteen Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Holders (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices, interest rates and transaction fees) that are not more favorable to the acquiring Person or Persons or less favorable to such Company than those set forth in the Offer Notice.
                    (4) In the event such Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(j)(iii)(3) above), then each Holder may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Holder elected to purchase pursuant to Section 4(j)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities such Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Holders pursuant to Section 4(j)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original number or amount of the Offered Securities. In the event that any Holder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, such Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Holders in accordance with Section 4(j)(iii)(1) above.
                    (5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the purchasing Holders shall acquire from such Company, and such Company shall issue to such purchasing Holders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(j)(iii)(4) above if the Holders have so elected, upon the terms and conditions specified in the Offer Notice. The purchase by the Holders of any Offered Securities is subject in all cases to the preparation, execution and delivery by such Company and the purchasing Holders of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the purchasing Holders and their respective counsel.
                    (6) Any Offered Securities not acquired by the Holders or other Persons in accordance with Section 4(j)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Holders under the procedures specified in this Agreement.
                    (iv) The restrictions contained in subsection (iii) of this Section 4(j) shall not apply in connection with the issuance of equity options or restricted stock for up to 2,000,000 shares (subject to appropriate adjustment for stock splits, combinations and similar transactions) of Common Stock under Parent’s existing equity based compensation plans, or the issuance of Common Stock upon the exercise of certain rights related to the Exchangeable Shares.

          (k) Rights Agreement. Prior to the Closing Date, Parent shall take all steps necessary to amend its Rights Agreement, dated as of September 6, 2006 (the “Rights Agreement”) to provide Buyer, its affiliates, successors and assigns the right to acquire up to 40% of the issued and outstanding common stock of the Company in the form attached hereto are Exhibit K (the “Rights Plan Amendment”) without triggering a distribution of rights under the Rights Agreement. The Parent shall not terminate, waive or amend the Rights Plan Amendment or otherwise amend the Rights Agreement to adversely affect the rights set forth in this paragraph or in the Rights Plan Amendment.
          (l) Board Membership.
                    (i) Board Size; Composition. The members of the Board of Directors of Parent (the “Board”) shall be nominated and appointed, effective upon the Closing, in accordance with the Articles of Incorporation and the By-Laws of Parent, and the provisions of this Agreement. The Board shall consist of eleven (11) members with each member’s term expiring at Parent’s annual meeting of shareholders in 2008. Effective upon the Closing, Parent shall have caused the persons submitted by Buyer after the date hereof to be appointed to the Board provided that such persons are on the list of approved director designees submitted by Buyer to Parent prior the execution of this Agreement.
                    (ii) Designees. Buyer shall have the right to designate individuals for nomination for election to the Board, and Parent shall cause such individuals to be nominated for election to the Board, as follows:
A.	Buyer shall be entitled to designate (I) five persons for nomination for election to the Board for so long as the Buyer and its affiliates (including Michael Ferro and his affiliates) (the “Buyer Parties”) own 30% or more of the shares of Common Stock outstanding; (II) four persons for nomination to election to the Board for so long as the Buyer Parties own less than (x) 30% of the shares of Common Stock outstanding and (y) 23% or more of the shares of Common Stock outstanding; (III) three persons for nomination to election to the Board for so long as the Buyer Parties own less than (x) 23% of the shares of Common Stock outstanding and (y) 16% or more of the shares of Common Stock outstanding; (IV) two persons for nomination to election to the Board for so long as the Buyer Parties own less than (x) 16% of the shares of Common Stock outstanding and (y) 9% or more of the shares of Common Stock outstanding and (V) one person for nomination to election to the Board for so long as Buyer Parties own less than (x) 9% of the shares of Common Stock outstanding and (y) 2% or more of the shares of Common Stock outstanding (collectively, the “Buyer Designees”).
                    (iii) Agreement to Recommend Directors. Parent shall use its best efforts to cause the Buyer Designees to be elected to the Board. At each meeting of the shareholders of Parent at which directors of Parent are to be elected and in each proxy statement relating thereto, Parent agrees to recommend that the shareholders elect to the Board the Buyer Designees nominated for election at such meeting.
                    (iv) Agreement to Vote for Directors. For so long as Buyer has the right to nominate any Buyer Designees, Buyer agrees to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all shares of Common Stock owned by it to cause the election of all of the directors nominated by the Nominating and Corporate Governance Committee when nominated for election to the Board.
                    (v) Vacancies.
A.	As long as Buyer has any right to designate one or more persons for nomination for election to the Board, as specified in Section 4(l)(ii), at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of a Buyer Designee, the Buyer shall be entitled to designate for appointment by the remaining directors of Parent under its Articles of Incorporation and Bylaws an individual to fill such vacancy and to serve as a director on the Board. Each of Parent and Buyer agrees to take such actions as will result in the appointment to the Board as soon as practicable of any individual so designated by Buyer.

B.	Buyer further agrees that (x) it shall not vote, or give any proxy or written consent, in favor of the removal as a director any director of Parent nominated by the Nominating and Corporate Governance Committee of Parent (other than its own designee) without the prior written consent of the Independent Directors, and (y) except as otherwise set forth in this clause (ii), it shall not give any proxy with respect to shares of the capital stock of Parent entitling the holder of such proxy to vote on, or give any proxy or written consent with respect to, the election of directors unless the holder of such proxy shall have agreed to comply with the obligations of Buyer under this Agreement.

C.	At any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of an Independent Director prior to the expiration of his or her term as director, the Nominating and Corporate Governance Committee shall notify the Board of a replacement and, provided such replacement would be an Independent Director, each of Parent and Buyer agrees to take such actions as will result in the appointment of such replacement Independent Director to the Board as soon as practicable.
          (m) U.S. Real Property Holding Corporation. None of the Companies or Subsidiaries shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.
          (n) Allocation of Purchase Price for Federal Income Tax Purposes. In accordance with Treasury regulations section 1.1273-2(h), each Company and Buyer shall allocate the applicable Purchase Price between the Term Notes and the Shares based upon their relative fair market values. In making such allocation, the parties hereto shall agree, based upon the advice of their financial advisors, upon the appropriate methodology to be used for determining the relative fair market values of the Term Notes and the Shares.
          (o) Stock Certificates. No later than three days after the Closing, Parent shall deliver to the Buyer certificates or evidence of electronic registration with Parent’s transfer agent representing the Shares (in such denominations as Buyer shall have requested prior to the Closing) being purchased by Buyer at the Closing pursuant to this Agreement.
          (p) No later than thirty (30) days after the Closing, the Companies shall deliver Deposit Account Control Agreements or Block Account Agreements in such forms as are satisfactory to the Buyer executed by the applicable Companies and each of Lincoln State Bank, The Toronto-Dominion Bank and RBC or the Companies shall certify that accounts at such institutions have been closed.
     5. REGISTERS; TRANSFER AGENT INSTRUCTIONS.
          (a) Registers. Parent shall maintain at their principal executive offices (or such other office or agency of the Companies as they may designate by notice to each holder of Securities), a register for the Term Notes in which Parent shall record the name and address of the Person in whose name the Term Notes have been issued (including the name and address of each transferee) and the principal amount of Term Notes held by such Person. Parent shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives. Parent shall maintain at its principal executive offices (or such other office or agency of Parent as it may designate by notice to each holder of Securities), a register for the Shares in which Parent shall record the name and address of the Person in whose name the Shares have been issued (including the name and address of each transferee) and the number of Shares held by such Person. Parent shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.
          (b) Maintenance of Registers. Notwithstanding anything to the contrary contained herein, the Term Notes are registered obligations and the right, title, and interest of Buyer and its assignees in and to such Term Notes shall be transferable only upon notation of such transfer in the Register. The Term Notes shall only evidence Buyer’s or its assignee’s right, title and interest in and to the related Term Notes, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 5(b) shall be construed so that the Term Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and any related Treasury regulations promulgated thereunder.

          (c) Transfer Agent Instructions. Parent shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable electronic balance accounts at Parent’s transfer agent, registered in the name of Buyer or its respective nominee(s), for the Shares in such amounts as specified from time to time by Buyer to Parent in the form of Exhibit E attached hereto (the “Irrevocable Transfer Agent Instructions”). Parent warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(c), and stop transfer instructions to give effect to Sections 2(f) and 2(g) hereof, will be given by Parent to its transfer agent with respect to the Shares, and that the Shares shall otherwise be freely transferable on the books and records of Parent, as applicable, and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of Shares in accordance with Sections 2(f) and 2(g), Parent shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or, if appropriate, credit shares to the applicable electronic balance accounts at Parent’s transfer agent or credit shares to the applicable balance accounts at The Depository Trust Company in such name and in such denominations as specified by Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to Buyer, assignee or transferee, as the case may be, without any restrictive legend. Each Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, each Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(c) will be inadequate and agrees, in the event of a breach or threatened breach by Parent or any Company of the provisions of this Section 5(c), that a Buyer shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.
     6. CONDITIONS TO THE COMPANIES’ OBLIGATIONS TO SELL.
          The obligations of the Companies hereunder to issue and sell the Term Notes and Shares to Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Companies’ sole benefit and may be waived by the Companies at any time in their sole discretion by providing Buyer with prior written notice thereof:
          (a) Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Companies.
          (b) Buyer shall have delivered to the Companies the Purchase Price (less the amounts withheld by it pursuant to Section 4(g) or the Fee Letter) for the Term Notes and Shares being purchased by Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Companies in the funds flow letter (the “Funds Flow Letter”) set forth on Exhibit J attached hereto.
          (c) The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date.
     7. CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE.
          The obligation of Buyer hereunder to purchase the Term Notes and the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion by providing the Companies with prior written notice thereof:
          (a) Each Company, as applicable, shall have executed and delivered to Buyer (A) each of the Transaction Documents, and (B) the Term Notes (in such denominations as Buyer shall have requested prior to the Closing) being purchased by Buyer at the Closing pursuant to this Agreement.
          (b) Parent shall have delivered to Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit E attached hereto, which instructions shall have been delivered to and acknowledged in writing by Parent’s transfer agent.
          (c) Buyer shall have received the opinion of Alston & Bird LLP, Foley Lardner LLP, Ogilvy Renault LLP and McInnes Cooper, the Companies’ outside legal counsels, in substantially the forms of Exhibit F-1, F-2, F-3 and F-4 respectively.
          (d) Buyer shall have received the opinion of the Companies’ General Counsel, in substantially the form of Exhibit G.
          (e) Each domestic and Canadian Company shall have delivered to Buyer a certificate evidencing the formation or incorporation or amalgamation and good standing or otherwise of such Company in such entity’s jurisdiction of formation or incorporation or amalgamation issued by the Secretary of State (or comparable governmental office) of such jurisdiction, as of a date reasonably proximate to the Closing Date.
          (f) Each domestic Company shall have delivered to Buyer a certificate evidencing such Company’s qualification as a foreign corporation or other entity and good standing or otherwise issued by the Secretary of State (or comparable governmental office) of each jurisdiction in which such Company conducts business, as of a date reasonably proximate to the Closing Date.
          (g) Each domestic Company shall have delivered to Buyer a certified copy of such Company’s certificate or articles of incorporation or amalgamation (or other applicable governing document), as certified by the Secretary of State (or comparable governmental office) of such entity’s jurisdiction of formation or incorporation or amalgamation, reasonably proximate to the Closing Date.
          (h) Each Company shall have delivered to Buyer a certificate, executed by the Secretary (or other authorized person acceptable to Buyer) of such Company and dated the

Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by such Company’s board of directors (or other governing body) in a form reasonably acceptable to Buyer, (ii) such Company’s articles or certificate of incorporation or amalgamation (or other applicable governing document) and (iii) such Company’s bylaws (or other applicable governing document), each as in effect at the Closing, in the form attached hereto as Exhibit H.
          (i) The representations and warranties of each Company shall be true and correct in all material respects (except for those representation, and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and each Company shall have performed, satisfied or complied in all material respects with the covenants, agreements and conditions required by this Agreement or the Transaction Documents to be performed, satisfied or complied with by each Company at or prior to the Closing Date. Buyer shall have received certificates, executed by the chief executive officer (or other authorized person acceptable to Buyer) of each Company, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Buyer, in the form attached hereto as Exhibit I.
          (j) Parent shall have delivered to Buyer a letter from Parent’s transfer agent certifying the number of shares of Common Stock and the number of Exchangeable Shares outstanding as of a date within five days of the Closing Date.
          (k) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market.
          (l) Each of the Companies shall have obtained all governmental, regulatory and third party consents and approvals, if any, necessary for the sale of the Securities at the Closing.
          (m) Each of the domestic and Canadian Companies shall have obtained or had obligated on the behalf, and delivered to Buyer searches of Uniform Commercial Code filings or PPSA filings and other customary Canadian lien searches in the jurisdictions of formation or incorporation of each of such Companies, the jurisdiction of the chief executive offices of each of such Companies and each jurisdiction where any Collateral owned by such Companies (as defined in the Security Agreement) is located or where a filing would need to be made in order to perfect Buyer’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.
          (n) Each of the domestic and Canadian companies shall have delivered to Buyer or approved Buyer’s form, UCC and PPSA financing statements for each appropriate jurisdiction as is necessary, in Buyer’s reasonable discretion, to perfect Buyer’s security interest in the Collateral.
          (o) Each of the Companies shall have executed and delivered to Buyer the Fee Letter.

          (p) Parent shall have delivered evidence satisfactory to Buyer in its reasonable discretion of the amendment to the Rights Agreement as provided in Section 4(k).
          (q) Parent shall deliver the resignations, effective as of the Closing, of 5 members of Parent’s Board of Directors from the list of approved director resignations submitted to Buyer prior to the execution of this Agreement.
          (r) The Companies shall have mailed a notice to all its shareholders 10 days prior to the Closing Date in a form satisfactory to the Buyer in compliance with NASDAQ Rule 4350(i)(2) and shall have complied with all other directives of NASDAQ in connection with the financial viability exception set forth in Rule 4350(i)(2).
          (s) There shall not have occurred a Material Adverse Effect.
          (t) Parent shall have complied with Section 4(l)(i).
          (u) Each of the applicable Companies and Silicon Valley Bank shall have executed and delivered to the Buyer a Deposit Account Control Agreement in the form attached hereto as Exhibit L.
          (v) The Companies shall have delivered to the Buyer, the stock certificates together with stock powers executed in blank set forth on Schedule 7(v) hereof.
          (w) Each of the Companies shall have delivered to Buyer such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.
     8. TERMINATION.
          (a) In the event that the Closing shall not have occurred on or before twenty-two (22) days from the date hereof due to any Company’s or Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party’s failure to waive such unsatisfied conditions(s)), the non-breaching party shall have the option to terminate this agreement with respect to such breaching party (the date this Agreement is terminated, the “Termination Date”).
          (b) No termination shall relieve a breaching party from any liability resulting from a breach of this Agreement, and the non-breaching party is entitled to pursue its rights or remedies against the other party to the extent such rights or remedies may be available at law or in equity.
          (c) In the event any Company or any Subsidiary within one year of the Termination Date consummates, or enters into any confidentiality agreement, letter of intent, term sheet or any definitive agreement with respect to, any transaction, or a series of related transactions, which contemplates the (A) direct or indirect acquisition of assets of the Company and/or its Subsidiaries equal to more than 50% of the Company’s and its Subsidiaries consolidated assets or to which more than 50% of their consolidated revenues or earnings are attributable, (B) direct or indirect acquisition of more than 50% of the equity securities of the

Company, (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving more than 50% of the Company’s and its Subsidiaries’ consolidated assets or more than 50% of the equity securities of the Company, or (D) issuance of any debt or equity securities (including instruments convertible into equity securities) by the Company and/or any of its Subsidiaries the gross proceeds of which to the Company and/or any of its Subsidiaries are greater than, in the case of the issuance of equity securities or any instrument convertible into equity securities, $1,000,000, and in the case of any debt, the gross proceeds of which to the Company and/or any of its Subsidiaries are greater than $5,000,000, in each case, the Company shall immediately pay to Buyer a nonrefundable fee in the amount of $666,666 (the “Breakup Fee”); provided, however that in no event shall the Company incur an obligation to pay the Breakup Fee in the event the Company terminates the Agreement and the conditions set forth in Section 7 have been satisfied or waived by the Buyer (other than closing deliverables set forth in Section 7 which are to be satisfied at Closing with respect to which the Company is willing and able to deliver at Closing) and the Companies are not in breach of this Agreement. For the avoidance of doubt, if the Companies consummate or agree to consummate more than one transaction as described in this Section 8(c), the Buyer shall only be entitled to the Breakup Fee with respect to the first transaction and is not entitled to additional Breakup Fees each time a subsequent transaction is consummated.
     9. MISCELLANEOUS.
          (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.
          (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
          (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
          (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
          (e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents and the Confidentiality Agreement between Parent and Merrick Ventures, LLC supersede all other prior oral or written agreements between Buyer, the Companies, their affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Companies or any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Companies and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on Buyer and all holders of Securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or Holders of Term Notes, as the case may be. None of the Companies has, directly or indirectly, made any agreements with Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Companies confirms that, except as set forth in this Agreement, Buyer has not made any commitment or promise or has any other obligation to provide any financing to the Companies or otherwise.
          (f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to Parent or any other Company:
c/o Merge Healthcare Incorporated
6737 West Washington Street, Suite 2250

Milwaukee, Wisconsin 53214
Facsimile:      (770) 810-7520
Attention:      Chief Financial Officer
With a copy (for informational purposes only) to:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone:     (404) 881-7000
Facsimile:      (404) 881-7777
Attention:      William S. Ortwein
If to the Transfer Agent:
American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10038
Telephone:     (718) 921-8293
Facsimile:      (718) 921-8334
Attention:      Isaac J. Kagan
If to Buyer:
c/o Merrick Ventures
233 North Michigan Avenue, Suite 2330
Chicago, Illinois 60601
Telephone:     312-994-9410
Facsimile:      312-994-9495
Attention:      Justin Dearborn
With a copy (for informational purposes only) to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Telephone:     (312) 984-2121
Facsimile:      (312) 984-7700
Attention:      Mark A. Harris
                     Ryan D. Harris
or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.
          (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Term Notes. None of the Companies shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the each of the Holders of the Term Notes, including by way of a Fundamental Transaction (unless the Companies are in compliance with the applicable provisions governing Fundamental Transactions set forth in the Term Notes). For avoidance of doubt, notwithstanding any provision in this Agreement or any other Transaction Document, the Companies are permitted to enter into and consummate a Fundamental Transaction without the consent of the Holders of the Term Notes or holders of the Shares, so long as the Companies comply with the provisions governing Fundamental Transactions set forth in the Term Notes. Buyer may assign some or all of its rights hereunder in connection with transfer of any of its Term Notes without the consent of the Companies (but only as expressly provided in the Term Note), in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights, and the Companies shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be for the benefit of such Holder (as well as the other Holders of Term Notes).
          (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
          (i) Survival. The representations and warranties of the Companies and Buyer contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing.
          (j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          (k) Indemnification. In consideration of Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Companies’ other obligations under the Transaction Documents, each Company shall jointly and severally defend, protect, indemnify and hold harmless Buyer and each other holder of any Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Companies in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Companies contained in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Companies) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of Buyer or holder of the Securities as an investor in the Companies pursuant to the transactions contemplated by the Transaction Documents; provided that the Companies shall not be required to indemnify any of the Indemnitees to the extent Indemnified Liabilities arise or result from a material misrepresentation or material breach of any representation or warranty made by Buyer or Indemnitee contained in the Transaction Documents or any other certificate, instrument or document contemplated by the Transaction Documents or a material breach of a covenant, agreement or obligation by Buyer or Indemnitee contained in the Transaction Documents or any other certificate, instrument or document contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Companies may be unenforceable for any reason, the Companies shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided in this Section 9(k) shall not apply to any Indemnified Liabilities which are the subject of the indemnification provided for in Section 6 of the Registration Rights Agreement, as well as shall not apply to those matters covered by the express exceptions to indemnification provided by Section 6 of the Registration Rights Agreement. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.
          (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
          (m) Remedies. Buyer and each holder of the Securities and the Companies shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which Buyers and the Companies and holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each of the Companies and Buyer recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the other party. Each of the Companies therefore agrees that the Companies on the one hand and Buyer on the other hand shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

          (n) Payment Set Aside. To the extent that the Companies makes a payment or payments to Buyer hereunder or pursuant to any of the other Transaction Documents or Buyer enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Companies, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
[Signature Pages Follow]

     IN WITNESS WHEREOF, Buyer and each Company have caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANIES:

MERGE HEALTHCARE INCORPORATED

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

CEDARA SOFTWARE CORP.

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

CEDARA SOFTWARE LIMITED

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

CEDARA SOFTWARE (USA) LIMITED.

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

EFILM MEDICAL, INC.

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

MERGE CEDARA EXCHANGE CO. LIMITED

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

MERGE EMED, INC.

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

MERGE TECHNOLOGIES HOLDINGS CO.

By: Name:	/s/ Kenneth D. Rardin Kenneth D. Rardin
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Buyer and each Company have caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

MERRICK RIS, LLC

By: Name:	/s/ Justin Dearborn Justin Dearborn
Title:	Director

SCHEDULE OF COMPANIES
Name
Merge Healthcare Incorporated
Merge eMed, Inc.
Cedara Software Corp.
Cedara Software (USA) Limited
Merge Technologies Holdings Co.
eFilm Medical Inc.
Merge Cedara ExchangeCo Limited
Cedara Software Limited

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Registration Rights Agreement
Exhibit C-1	Pledge and Security Agreement (US)
Exhibit C-2	Pledge and Security Agreement (Canada)
Exhibit D	Fee Letter
Exhibit E	Form of Irrevocable Transfer Agent Instructions
Exhibit F-1	Form of Alston & Bird LLP Legal Opinion
Exhibit F-2	Form of Foley & Lardner LLP Legal Opinion
Exhibit F-3	Form of Ogilvy Renault LLP Legal Opinion
Exhibit F-4	Form of McInnes Cooper Legal Opinion
Exhibit G	Form of Company General Counsel Opinion
Exhibit H	Form of Secretary’s Certificate
Exhibit I	Form of Officer’s Certificate
Exhibit J	Funds Flow Letter
Exhibit K	Rights Plan Amendment
Exhibit L	SVB Deposit Account Control Agreement
SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(d)	No Conflicts
Schedule 3(e)	Consents
Schedule 3(g)	No General Solicitation; Placement Agent’s Fees
Schedule 3(h)	No Integrated Offering
Schedule 3(k)	SEC Documents; Financial Statements
Schedule 3(l)	Absence of Certain Changes
Schedule 3(n)	Conduct of Business; Regulatory Permits
Schedule 3(o)	Foreign Corrupt Practices
Schedule 3(q)	Transactions with Affiliates
Schedule 3(r)	Equity Capitalization
Schedule 3(s)	Indebtedness and Other Contracts
Schedule 3(t)	Absence of Litigation
Schedule 3(u)	Insurance
Schedule 3(w)	Title
Schedule 3(x)	Intellectual Property Rights
Schedule 3(z)	Subsidiary Rights
Schedule 3(bb)	Tax Status
Schedule 3(cc)	Internal Accounting and Disclosure Controls
Schedule 3(ii)	Disclosure
Schedule 4(c)	Use of Proceeds
Schedule 7(v)	Certificates